Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

 MEDIA CONTACT: EDDIE TERRELL 864-679-9016

 WEB SITE: www.southernfirst.com

Southern First Reports Results for First Quarter of 2009

Greenville, SC, April 21, 2009 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the first quarter of 2009 was $487 thousand compared to $747 thousand for the first quarter of 2008 and $370 thousand for the fourth quarter of 2008.  The $260 thousand lower net income in the first quarter of 2009 compared to the same period in 2008 is primarily due to higher non-interest expenses and an increase in the provision for loan losses.

In addition, net income increased $117 thousand during the first quarter of 2009 compared to the fourth quarter of 2008 primarily from an additional $116 thousand of net interest income, $72 thousand in noninterest income, and a $461 thousand decrease in the provision for loan losses, partially offset by a $320 thousand increase in noninterest expenses.

“We are pleased with the company’s accomplishments during the first quarter of 2009,” stated Art Seaver, the company’s CEO.   Seaver added, “We entered 2009 with a focus to maintain strong capital ratios, aggressively manage the risk in our loan portfolio, and diligently expand our efforts to attract retail transaction account deposits.   During the first quarter, all regulatory capital ratios increased as a result of the quarterly earnings and the receipt of $17.3 million related to our participation in the TARP Capital Purchase Program.”

“While our nonperforming assets to total assets increased from 1.42% at December 31, 2008 to 1.93% at March 31, 2009, we are pleased that our intense focus on credit quality resulted in a 63 basis point decline since year end in loans over 30 days past due.  During the first quarter of 2009, our reserve for loan losses increased by $424 thousand to a level of 1.31%.  Our first quarter provision for loan losses was $750 thousand while first quarter net charge-offs were $327 thousand.  Non-performing assets at March 31, 2009 consisted of $9.8 million of non-performing loans and $3.8 million of other real estate owned,” Seaver commented.

“New retail deposit activity is another bright spot during the first quarter. As a result of the company’s focus on retail transaction accounts and the opening of two retail branch offices in 2008, we have seen strong new account activity and have improved the overall mix of our funding base. During the first quarter of 2009, the company opened $8.6 million in new transaction accounts compared with new transaction accounts of $4.1 million during the first quarter of 2008. This activity enabled the company to reduce higher cost certificates of deposit and contributed to the improvement in net interest margin.

Our net interest margin was 2.72% for the first quarter of 2009 which is slightly less than the 2.82% margin for the first quarter of 2008, but has improved compared to the 2.61% margin for the fourth quarter of 2008. We are pleased that our margin has also increased during each month of 2009.  The improving margin is primarily due to our certificates of deposits which are continuing to reprice down to the current rates being offered,” Seaver added.

Total assets were $705.0 million at March 31, 2009, a 3.1% increase over total assets of $684.0 million at March 31, 2008. Total loans were $566.4 million as of March 31, 2009, a 5.5% increase over first quarter 2008 loans.  Total assets increased 1.7% since December 31, 2008. The modest increase in first quarter assets is primarily a result of an increase in our cash and investment portfolio of $10.4 million. During the first quarter of 2009, our deposits increased $5.3 million, our borrowings declined $10.0 million and our capital increased $18.2 million.

The Company’s book value per common share was $13.85 as of March 31, 2009, while the closing stock price on that day was $5.61 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2009 and 2008 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

Summary Results of Operations Data:
Interest income	$8,895	$10,342	$9,508
Interest expense	4,434	5,948	5,163
Net interest income	4,461	4,394	4,345
Provision for loan losses	750	600	1,211

Net interest income after provision for loan losses	3,711	3,794	3,134
Noninterest income	414	311	342
Noninterest expense	3,430	2,986	3,110
Income before taxes	695	1,119	366
Income tax expense (benefit)	208	372	(4)
Net income	487	747	370
Preferred stock dividend to be paid	78	-	-
Net income available to common shareholders	$409	$747	$370

Per Share Data:
Net income per common share, basic	$0.12	$0.25	$0.12
Net income per common share, diluted	$0.12	$0.23	$0.12
Common book value per share	$13.85	$13.25	$13.07

Weighted average common shares outstanding:
Basic	3,045	2,965	3,037
Diluted	3,054	3,186	3,144

Performance Ratios:
Return on average assets (1)	0.28%	0.46%	0.21%
Return on average equity (1)	4.29%	7.66%	3.83%
Net interest margin (1)	2.72%	2.81%	2.61%
Efficiency ratio (2)	70.23%	62.70%	64.33%

Growth Ratios and Other Data:
Percentage change in net income available to common
shareholders from the same period of the previous year	(45.16)%	(22.07)%	(51.87)%
Percentage change in diluted net income per common
share from the same period of the previous year	(47.83)%	(20.69)%	(50.00)%

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(1)  Annualized for the three month period.

(2)  Computed by dividing noninterest expense by the sum of net interest income, excluding the gain on sale and impairment charge on securities and real estate activity, and noninterest income.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At March 31,		At December 31,
	2009	2008	2008

Summary Balance Sheet Data:
Assets	$705,004	$684,017	$692,979
Investment securities	96,445	100,561	85,412
Loans (2)	566,394	536,822	566,607
Allowance for loan losses	7,429	6,224	7,005
Deposits	474,797	469,061	469,537
Other borrowings	154,675	157,695	164,675
Junior subordinated debentures	13,403	13,403	13,403
Shareholders’ equity	57,973	39,417	39,786

Asset Quality Ratios:
Nonperforming loans, past due and restructured
loans to total loans (2)	2.40%	0.55%	1.73%
Nonperforming assets, past due and restructured
loans to total assets	1.93%	0.74%	1.42%
Net charge-offs year to date to average total loans (1)(2)	0.23%	0.10%	0.35%
Allowance for loan losses to nonperforming loans	76.01%	210.52%	91.00%
Allowance for loan losses to total loans (2)	1.31%	1.16%	1.24%

Capital Ratios:
Average equity to average assets	6.53%	6.02%	5.73%
Leverage ratio	10.20%	8.00%	7.70%
Tier 1 risk-based capital ratio	12.20%	9.40%	9.20%
Total risk-based capital ratio	13.40%	10.50%	10.40%

Growth Ratios and Other Data:
Percentage change in assets	3.07%
Percentage change in loans (2)	5.35%
Percentage change in deposits	1.22%
Percentage change in equity	47.08%
Loans to deposits ratio (2)	119.29%

(1)  Annualized for the three month periods.

(2)  Includes nonperforming loans.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.